Exhibit 10.5

AMENDMENT TO
SECURED PROMISSORY NOTE
AND
COMMON STOCK PURCHASE WARRANT

MEEMEE MEDIA INC.

This Amendment to Secured Promissory Note and Common Stock Purchase Warrant (the "Amendment") is entered into as of October 9, 2014 by and between MeeMee Media Inc., a Nevada corporation (the "Company"), and KF Business Ventures, LP, a California limited partnership (the "Holder"), with reference to the following facts:

WHEREAS, the Company executed a Secured Promissory Note dated February 3, 2014 in the principal amount One Million United States Dollars (US $1,000,000.00) in favor of the Holder (the "Secured Note"), and all capitalized terms not otherwise defined herein shall have the meaning given to them in the Secured Note;

WHEREAS, the Company executed a Common Stock Purchase Warrant dated February 3, 2014 in favor the Holder for the purchase of up to Three Million (3,000,000) shares of Company common stock (the "February Warrant");

WHEREAS, the Company and the Holder desire to extend the Maturity Date of the Secured Note and issue to the Holder certain additional consideration for Holder's agreement to extend the Maturity Date of the Secured Note;

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Holder hereby agree as follows:
1.            Extension of Note Maturity Date.  The Company and the Holder agree that the Secured Note is hereby amended to provide that the Maturity Date shall be August 3, 2015.  The Holder acknowledges and agrees that no Event of Default has occurred under the Secured Note.

2.            Capitalization of Interest.  The Company and the Holder agree that all accrued interest shall be capitalized and added to the principal balance of the Secured Note such that the principal amount of the Secured Note as of August 3, 2014 is One Million Sixty Thousand United States Dollars (US $1,060,000.00), and such principal amount shall accrue interest as provided in the Secured Note.

3.            Amendment of February Warrant.  The Company and the Holder agree that the February Warrant shall be amended as follows:

(i)           Section 2 b) "Exercise Price" shall be deleted in its entirety and replaced with the following:

b)	Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be Twenty Five Cents ($.25), subject to adjustment hereunder (the "Exercise Price").
(ii)            Section 2 (c) "Exercise Limitation" shall be deleted in its entirety and replaced with the following:

c)            VWAP Reprice.  If the average of the closing trading prices of the Common Stock as reported on the OTC Markets for the fifteen trading days after October 31, 2014 is less than the Exercise Price in effect on October 31, 2014, then the Exercise Price shall be reset to a price per share equal to the average of the closing trading prices of the Common Stock as reported on the OTC Markets for the fifteen trading days after October 31, 2014.   Within ten (10) days after an event described in this Section 2(c) resulting in an adjustment to the Exercise Price, the Company shall provide written notice to the Holder of the adjusted Exercise Price.

(iii)	The last two sentences of Section 3 (d) "Favored Nations Pricing; Acquisition Financing" shall be deleted in its entirety and replaced with the following:
Additionally, if the Company sells shares of its Common Stock, or securities convertible into or exercisable directly or indirectly for shares of Common Stock, in a financing (an "Acquisition Financing") which is completed in connection with the closing of the Acquisition at a price per share, or at an exercise or conversion price per share in the case of securities convertible into or exercisable directly or indirectly for shares of Common Stock, which is less (the "Financing Price Per Share") than Seventy Five Cents ($.75), then the Exercise Price shall be automatically reduced at the closing of the Acquisition Financing to an Exercise Price which is equal to (i) the Financing Price Per Share multiplied by (ii) three hundred thirty three thousands (0.333).  The provisions of this Section 3 d) shall not apply to the Exercise Price for any warrants which have been exercised by Holder prior to the date of the Lower Price Issuance.
4.            Issuance of Additional Warrants.  Holder shall be issued warrants to purchase up to Five Million (5,000,000) shares of the Company's Common Stock at an exercise price of Twenty Five Cents ($0.25) with a five (5) year term pursuant to a Warrant Agreement (the "October Warrant"), in the form of Exhibit C hereto, which shall be executed between the Company and Holder simultaneously with this Amendment.
5.            Effect of Amendment.   The Note, February Warrant and Security Agreement are ratified hereby and shall remain in full force and effect as amended by this Amendment.

IN WITNESS WHEREOF, the Company and the Holder have caused this Amendment to be executed as of the date first set forth above.
COMPANY:

MEEMEE MEDIA INC.

By:	/s/ MARTIN DOANE
Martin J. Doane, Executive Chairman

HOLDER:

KF Business Ventures, LP
a California limited partnership

By:	Kopple Financial, Inc.
a California corporation,
Its General Partner

	By:	/s/ ROBERT KOPPLE
Robert C. Kopple, Its President

Exhibit C
October Warrant